PRES14A





                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only as permitted by Rule 14a-6(e)(2)

                             High Speed Access Corp.

                ________________________________________________
                (Name of Registrant as Specified in Its Charter)

                ________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:


                  ____________________________________________________________


         (2)      Aggregate number of securities to which transaction applies:

                  ________________

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  _____________________________________________________________

         (4)      Proposed maximum aggregate value of transaction:_____________


         (5)      Total fee paid:______________________________________________


[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:______________________________________


         (2)      Form, schedule or registration statement no.:________________


         (3)      Filing party:________________________________________________


         (4)      Date filed:__________________________________________________

                         [HIGH SPEED ACCESS CORP. LOGO]
                             High Speed Access Corp.
                             10901 West Toller Drive
                               Littleton, CO 80127
                                 (720) 922-2500

                    Notice of Special Meeting of Stockholders

                         ______________________________, 2000

To our Stockholders:

         A special meeting of stockholders (the "Special Meeting") of High Speed Access Corp., a Delaware corporation ("HSA"), will be held at HSA's principal executive offices, located at 10901 West Toller Drive, Littleton, CO 80127, on _________________, 2000, at 10:00 a.m. Mountain Standard Time, for the following purposes:

         1. To approve the issuance to Vulcan Ventures Incorporated and Charter Communications Ventures, LLC, an affiliate of Charter Communications, Inc., of 75,000 shares of Series D Convertible Preferred Stock, at a price of $1,000 per share, that is initially convertible into up to 14,943,960 shares of common stock (at an initial conversion price of $5.01875 per share), and

         2. To transact such other matters as may properly come before the meeting.

         Accompanying this notice are a Proxy Card and a Proxy Statement. Whether or not you expect to be present at the Special Meeting, please sign and date the Proxy Card and return it in the enclosed envelope provided for that purpose prior to the date of the Special Meeting. The proxy represented by the Proxy Card may be revoked at any time prior to the time that it is voted at the Special Meeting. The Board of Directors has set ___________________, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting or any adjournments thereof. Only stockholders of record at the close of business on ____________________, 2000 will be entitled to vote at the Special Meeting.

         You are cordially invited to attend the Special Meeting. You may vote in person even though you have returned your Proxy Card.


                                            By Order of the Board of Directors

                                            __________________________________
                                            John G. Hundley
                                            Secretary
Littleton, Colorado

____________________________ , 2000

                         [HIGH SPEED ACCESS CORP. LOGO]

                             High Speed Access Corp.
                             10901 West Toller Drive
                               Littleton, CO 80127
                                 (720) 922-2500

                                 PROXY STATEMENT


         This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Special Meeting of stockholders of High Speed Access Corp. ("HSA") to be held at HSA's principal executive offices, located at 10901 West Toller Drive, Littleton, CO 80127, on ____________________, 2000 at 10:00
a.m. Mountain time and at any adjournments thereof. The accompanying proxy is solicited on behalf of the Board of Directors of HSA and is revocable by the stockholder at any time before it is voted. For more information concerning the procedure for revoking the proxy, see "Voting and Proxy Procedures" below. This Proxy Statement and the accompanying proxy were first mailed to HSA's stockholders on or about ___________________, 2000. HSA's principal executive offices are located at 10901 West Toller Drive, Littleton, CO 80127, telephone
(720) 922-2500.

         Outstanding Shares and Voting Rights

         Only holders of record of HSA's common stock, $.01 par value, outstanding at the close of business on ____________________________, 2000
(the "Record Date") are entitled to receive notice of and to vote at the Special Meeting.

         As of the Record Date, ______________________ shares of common stock were outstanding and will be entitled to vote at the Special Meeting. Each share of common stock is entitled to one vote on all matters.

         Voting and Proxy Procedures

         The presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon, whether or not a quorum is present when a vote is taken, is required for approval of Proposal No. 1. Abstentions and broker non-votes will be counted to determine whether a quorum is present. Abstentions will be counted as votes against any given proposal, whereas broker non-votes will not be counted in determining whether a particular proposal has been approved by the stockholders.

         The Board of Directors has selected John G. Hundley and Daniel J. O'Brien, and each or either of them, to act as proxies with full power of substitution. With respect to Proposal No. 1, stockholders may (i) vote "for",
(ii) vote "against" or (iii) abstain from voting as to such matter. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the Special Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD WILL BE VOTED "FOR" PROPOSAL NO.
1. Management knows of no other matters that may come before the Special Meeting for consideration by the stockholders.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing with HSA's Secretary prior to the date of the Special Meeting written notice of revocation bearing a later date than the proxy, by duly executing and delivering to HSA's Secretary, prior to the date of the Special Meeting, a subsequent proxy relating to the same shares of common stock or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy unless the stockholder votes his shares of common stock in person at the Special Meeting. To be valid, any notice revoking a proxy should be sent to HSA's Secretary, John G. Hundley, High Speed Access Corp., at 10901 West Toller Drive, Littleton, CO 80127, in a manner designed to ensure that it is received by the Secretary prior to the date of the Special Meeting.

         Solicitation of Proxies

         HSA will bear the cost of soliciting proxies. In addition to the use of mailings, proxies may be solicited by personal interview or telephone, by directors, officers and regular employees of HSA, without special compensation therefor. HSA has retained Corporate Investor Communications ("CIC") to assist it in its solicitation of proxies, for which CIC will receive a fee of approximately $6,500, plus all reasonable expenses. In addition, HSA expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the common stock.

         Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth the beneficial ownership of HSA's common stock as of September 15, 2000 by:

         o each director and executive officer named in the summary compensation table of the proxy statement for our 2000 annual meeting;

         o        directors and officers as a group; and

         o each other person or group that HSA knows to be the owner of more than 5% of HSA common stock.

         Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares that are shown as beneficially owned by them.

                                                         Shares of Common Stock
                                                             Beneficially Owned


Name of                                             Number (1)     Percent (2)
Beneficial Owner
        Paul G. Allen(3)                            21,563,010         36.7%
        Irving W. Bailey, II(4)                      1,350,312          2.3%
        Michael E. Gellert(5)                          573,093          1.0%
        David A. Jones, Jr.(6)                       2,094,421          3.6%
        Jerald L. Kent(7)                               42,252           *
        Robert S. Saunders(8)                          465,445           *
        William D. Savoy(9)                         20,253,720         34.5%
        Stephen E. Silva(10)                            58,000           *
        Daniel J. O'Brien(12)                          187,500           *
        Gregory G. Hodges(12)                           12,500           *
        Ferris Peery(12)                                29,394           *
        John G. Hundley(11)(12)                         14,281           *
        George E. Willett(12)                           90,654           *
        Directors and executive officers            25,171,572         42.5%
           as a group(12 persons)(12)


---------
*Less than 1%


(1) In accordance with the rules of the Securities and Exchange Commission, includes all shares of Common Stock that such person has the right to acquire within the next 60 days, including upon the exercise of outstanding options.

(2)      The ownership percentage for each stockholder is calculated by dividing
         (i) the number of shares of Common Stock deemed to be beneficially owned by such stockholder as of September 15, 2000 by (ii) the sum of
         (A) the number of shares of Common Stock outstanding as of September 15, 2000 plus (B) the number of shares of Common Stock issuable upon the exercise of options or warrants held by such stockholder which were exercisable as of September 15, 2000 or will become exercisable within 60 days after September 15, 2000.

(3) Includes 20,222,139 shares of common stock held by Vulcan Ventures Incorporated ("Vulcan") and 1,340,871 shares of common stock issuable under warrants held by Charter Communications, Inc. ("Charter"). Mr. Allen is the controlling stockholder of both Vulcan and Charter. Mr. Allen's address is 110 110th Avenue N.E., Bellevue, WA 98004.

(4) Includes 4,800 shares held by Mr. Bailey's wife and 38,750 shares issuable upon exercise of options.

(5) Includes 173,515 shares held by Mr. Gellert's wife and 34,552 shares issuable upon exercise of options.

(6) Includes 1,527,106 shares held by a partnership with respect to which Mr. Jones shares voting and dispositive power, 1,540 shares held by Mr. Jones' wife as custodian under the Uniform Gift to Minors' Act and 31,581 shares issuable upon exercise of options.

(7)      Includes 34,581 shares issuable upon exercise of options.

(8) Includes 400 shares held by Mr. Saunders' wife, 1,500 shares held by Mr. Saunders' children and 31,581 shares issuable upon exercise of options.

(9) Includes 20,222,139 shares held by Vulcan and 31,581 shares issuable upon exercise of options exercisable. Mr. Savoy is the President of Vulcan. Mr. Savoy's address is 110 110th Avenue, N.E., Bellevue, WA 98004.

(10)     Includes 38,750 shares issuable upon exercise of options.

(11) Includes 1,230 shares held by Mr. Hundley's wife and 765 shares held by Mr. Hundley as custodian under the Uniform Gift to Minors Act.

(12) Includes, as applicable, shares issuable upon exercise of options as follows: Mr. O'Brien - 187,500; Mr. Hodges - 12,500; Mr. Peery - 25,594; Mr. Hundley - 8,906; Mr. Willett - 89,004 and all directors and executive officers as a group - 264,851.


          PROPOSAL NO. 1 -- ISSUANCE OF THE CONVERTIBLE PREFERRED STOCK


         TO APPROVE THE ISSUANCE TO VULCAN VENTURES INCORPORATED AND CHARTER COMMUNICATIONS VENTURES, LLC, AN AFFILIATE OF CHARTER COMMUNICATIONS, INC., OF 75,000 SHARES OF SERIES D CONVERTIBLE PREFERRED STOCK, AT A PRICE OF $1,000 PER SHARE, THAT IS INITIALLY CONVERTIBLE INTO UP TO 14,943,960 SHARES OF COMMON STOCK (AT AN INITIAL CONVERSION PRICE OF $5.01875 PER SHARE).


                                     PARTIES


         Vulcan Ventures Incorporated

         Vulcan Ventures Incorporated of Bellevue, Washington ("Vulcan") was founded by Paul G. Allen in 1986 to research and implement his investments. Through Vulcan, Mr. Allen invests in over 140 companies which offer products, services or technologies that fit his Wired World strategy and can contribute to or benefit from the technology and strategy of other companies within the group's extensive investment portfolio.

         Charter Communications, Inc.

         Charter Communications, Inc. ("Charter") owns and operates cable systems serving approximately 6.2 million customers. Charter currently offers its customers a full array of traditional cable television services and advanced high bandwidth services such as digital video and related enhancements, interactive video programming, Internet access through television-based service, dial-up telephone modems and high-speed cable modem service.

         Charter Communications Ventures, LLC

         Charter Communications Ventures, LLC ("Charter Ventures") is an indirect subsidiary of Charter.

                                 THE TRANSACTION

         On October 19, 2000, HSA entered into a Stock Purchase Agreement with Vulcan and Charter Ventures (the "Purchase Agreement"). A copy of the Purchase Agreement was filed as an exhibit to HSA's Form 8-K filed on October 23, 2000. Upon satisfaction of the conditions set forth in the Purchase Agreement (including stockholder approval of the proposal), Vulcan and Charter Ventures will purchase 38,000 and 37,000 shares, respectively, of our Series D Convertible Preferred Stock (the "Convertible Preferred Stock"), at a price of $1,000 per share, for an aggregate purchase price of $38,000,000 and $37,000,000, respectively. Paul G. Allen controls Vulcan and Charter Ventures. The shares of Convertible Preferred Stock initially are convertible at a conversion price of $5.01875 per share into up to 14,943,960 shares of common stock. The terms of the transaction are more fully described below.

         The By-laws of the National Association of Securities Dealers (the "NASD") require stockholder approval in connection with a transaction involving the issuance of securities when such issuance will result in a change of control (the "Change of Control Rule"). In addition, NASD By-laws require stockholder approval in connection with a transaction, other than a public offering, involving the sale or issuance of common stock or securities convertible into common stock equal to 20% or more of a company's outstanding common stock whenever the sale price of the newly issued shares of common stock is less than the greater of book value or market value of the common stock on the date of issuance (the "20% Rule").

         Mr. Allen may be deemed to have beneficial ownership of 36.7% of HSA's common stock before the transaction. If the transaction is completed, Mr. Allen may be deemed to have beneficial ownership of approximately 49.6% of the voting power of HSA's common stock. As described below, a conversion price adjustment or the payment of dividends in the form of additional shares of common stock or securities convertible into common stock could cause additional shares to be issued to Vulcan and Charter Ventures, thereby causing Mr. Allen's beneficial ownership of HSA's common stock to exceed 50%. Also, Charter has the opportunity to earn warrants to purchase up to 10,659,129 additional shares of common stock under existing commercial arrangements with HSA, which, if granted, could cause Mr. Allen's beneficial ownership of HSA's common stock to exceed 50%. Moreover, Vulcan and Charter Ventures, as owners of the Convertible Preferred Stock, will have the right to appoint three (3) of the eight (8) members of HSA's Board of Directors immediately after the transaction, and upon the written request of Vulcan, HSA will increase the size of the Board of Directors to nine (9) members. Under these circumstances, HSA believes that the transaction could be deemed to be a "change of control" under the Change of Control Rule, thereby requiring stockholder approval.

         As of September 15, 2000, HSA has issued and outstanding 58,684,132 shares of common stock. The shares of common stock initially issuable upon conversion of the Convertible Preferred Stock, therefore represent approximately 25.5% of HSA's common stock prior to the transaction. On August 8, 2000, the last full trading day prior to the date on which representatives of HSA, Vulcan and Charter Ventures reached a tentative agreement on the terms of the transaction, the closing sale price of HSA's common stock, as reported on the Nasdaq National Market ("Nasdaq"), was $5.313 per share. On October 18, 2000, the last full trading day prior to the execution and delivery of the Purchase Agreement, the closing price of HSA's common stock, as reported by Nasdaq, was $2.00 per share. Upon the closing date of the transaction, the price per share of our common stock may be greater than $5.01875 per share. Because the conversion price of the Convertible Preferred Stock could be deemed to be below fair market value, HSA is also seeking stockholder approval under the 20% Rule.

         IF THE STOCKHOLDERS APPROVE THIS PROPOSAL, THE STOCKHOLDERS WILL BE APPROVING THE SALE AND ISSUANCE TO VULCAN AND CHARTER VENTURES, BOTH OF WHICH ARE AFFILIATES OF PAUL G. ALLEN, OF A TOTAL OF 75,000 SHARES OF CONVERTIBLE PREFERRED STOCK WHICH ARE IMMEDIATELY CONVERTIBLE INTO UP TO 14,943,960 SHARES OF COMMON STOCK. AS A RESULT OF SUCH APPROVAL, THE STOCKHOLDERS WILL THEREBY APPROVE (I) THE ISSUANCE OF SECURITIES OF HSA WHICH MAY BE DEEMED TO RESULT IN A CHANGE OF CONTROL OF HSA FOR PURPOSES OF THE NASD CHANGE OF CONTROL RULE AND (II) THE ISSUANCE OF SECURITIES OF HSA EXCEEDING TWENTY PERCENT (20%) OF HSA'S OUTSTANDING COMMON STOCK WHICH MAY BE DEEMED TO REQUIRE STOCKHOLDER APPROVAL UNDER THE 20% RULE.

         Background of the Transaction

         HSA needs a significant amount of cash to fund its operations, to finance its investments in equipment and corporate infrastructure, to enhance and expand the range of its services and to respond to competitive pressures and potential opportunities. Our available cash, cash equivalents and short term investments, together with the proceeds from unused lease facilities are only sufficient to fund our operations and other liquidity needs into 2001. To increase liquidity and provide funds for our operations, we have been seeking additional capital. We approached Vulcan and Charter for this purpose based on our historical and ongoing commercial relationships, as well as their familiarity with us and our business model. Vulcan and Charter Ventures, an affiliate of Charter, offered to invest $75 million in the Convertible Preferred Stock. On August 9, 2000, we reached a tentative agreement with Vulcan and Charter Ventures as to the terms of the transaction and issued a press release announcing the transaction. Thereafter, we negotiated the terms of the definitive agreements with Vulcan and Charter Ventures. On September 29, 2000, those members of our Board of Directors who are not affiliated with Vulcan or Charter unanimously approved the final terms of the transaction and we entered into the Purchase Agreement with Vulcan and Charter Ventures on October 19, 2000.

         Effect of this Transaction

         If the transaction is completed, Paul G. Allen may be deemed to beneficially own approximately 49.6% of our outstanding common stock and Mr. Allen will be able to exercise effective control over any matter requiring approval of our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control. In addition, conflicts of interest may arise as a consequence of Mr. Allen's control relationship with us, including:

         o conflicts between Vulcan, Charter Ventures or other affiliates of Mr. Allen and our other stockholders, whose interests may differ with respect to, among other things, our strategic direction or significant corporate transactions,

         o conflicts related to corporate opportunities that could be pursued by us, on the one hand, or by Vulcan, Charter Ventures or other affiliates of Mr. Allen, on the other hand, or

         o conflicts related to existing or new contractual relationships between us, on the one hand, and Mr. Allen and his affiliates, such as Vulcan and Charter Ventures, on the other hand. In particular, Mr. Allen controls Charter, our largest cable partner.

         As a result of this transaction, HSA will receive $75,000,000 in funding from Vulcan and Charter Ventures, which we will use to fund our operations and execute our current business plan. We expect these funds to last into 2002. However, we anticipate that we will need to seek additional equity or debt financing to execute our current business plan. Such financing could involve the issuance, or deemed issuance, of additional shares of capital stock at a price below the Conversion Price (as defined below), which would result in a downward adjustment of the Conversion Price. In the event of such an adjustment, the number of shares of common stock issuable upon conversion of the Convertible Preferred Stock would be increased pursuant to the weighted average formula described below (See "Description of the Convertible Preferred Stock" - "Adjustments to Conversion Price"). Further, if additional financing is not available on acceptable terms, we may be forced to curtail our operations, which could have a material adverse effect on our business and financial results and may require us to delay the deployment of our services. Furthermore, additional equity or debt financing could give rise to any or all of the following:

         o        additional dilution to our current stockholders,

         o the issuance of equity securities with rights, preferences or privileges senior to those of the existing holders of our common stock, and

         o the issuance of securities with covenants imposing restrictions on our operations.

         As described below under the caption "Description of the Convertible Preferred Stock," the transaction will place significant restrictions on our activities in the future. Among other things, these constraints will require us to:

         o obtain the approval of Vulcan and Charter Ventures before declaring a dividend, entering into a merger, acquisition, consolidation, business combination, or other similar transaction, or issuing any debt or equity securities,

         o provide Vulcan and Charter Ventures with a right of first refusal to purchase any shares of stock, common or otherwise, that we may offer in the future, and

         o offer and make available to Vulcan, Charter Ventures and their affiliates licensing and business arrangements relating to HSA's technologies, products and services, or any combination thereof, on terms and conditions at least as favorable as those agreed to with any third party at substantially the same level of purchase or other financial commitment.

         You should be aware that conversion of the Convertible Preferred Stock into shares of common stock will have a dilutive effect on earnings per share and the relative voting power of HSA's present stockholders. In addition, you should note that HSA may issue additional shares of common stock in connection with the payment of dividends or conversion price adjustments on the Convertible Preferred Stock, which may increase the number of shares of common stock issued in connection with the transaction described in this Proposal No. 1.

         Description of the Convertible Preferred Stock

         The following summarizes the principal features of the Convertible Preferred Stock. Because it is only a summary, it may not contain all of the provisions that may be important to you. As a result, you may want to read the certificate of designations, which is the legal document that sets out all of the terms of the Convertible Preferred Stock, prior to making your decision on Proposal No. 1. A copy of the certificate of designations is attached as an exhibit to HSA's Form 8-K filed on October 23, 2000.

         Dividends. Shares of the Convertible Preferred Stock are not entitled to receive dividends unless and until (and only when) the Board of Directors declares a dividend in respect of the common stock or any other series of preferred stock (whether in existence now or created at a future date). Holders of two-thirds (2/3) of the outstanding shares of Convertible Preferred Stock must approve any dividend declaration payable on the common stock or any other stock of HSA, unless the dividend is a stock on stock dividend and the Conversion Price is adjusted accordingly. Such approval will result in a simultaneous declaration or payment, as applicable, of a cash or property dividend upon the Convertible Preferred Stock.

         Declaration of a dividend, other than a stock on stock dividend, upon shares of common stock or preferred stock (whether in existence now or created at a future date) will result in the declaration of a dividend upon each share of the Convertible Preferred Stock in an amount equal to:

         o In the case of a dividend on the common stock, the aggregate dividend payable upon that number of shares of common stock acquirable upon conversion of a share of the Convertible Preferred Stock immediately before declaration of the dividend, with the conversion being based on the effective conversion price, the formula for which is described below, as of the record date for the dividend on the common stock.

         o In the case of a dividend on any class or series of preferred stock that is convertible into common stock, the amount declared upon each share of the Convertible Preferred Stock divided by the number of shares of common stock acquirable upon conversion of a share of the Convertible Preferred Stock, will equal the amount of the dividend declared upon each share of such class or series of preferred stock, divided by the number of shares of common stock acquirable upon conversion of a share of such class or series of preferred stock, in each case assuming such conversion occurred immediately before the declaration of the dividend.

         No dividend will be declared or paid upon any other class or series of preferred stock that is not convertible into common stock, unless the holders of at least two-thirds (2/3) of the outstanding shares of the Convertible Preferred Stock have approved the amount of the dividend declared upon each share of the Convertible Preferred Stock.

         Liquidation. Upon a liquidation, whether voluntary or involuntary, dissolution or winding up of HSA, the holders of the Convertible Preferred Stock then outstanding will be entitled to be paid out of the assets of HSA available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any senior stock of HSA, but before any payment is made to the holders of any junior stock of HSA, including common stock, an amount equal to the sum of (i) $1,000 per share, subject to adjustment for a stock split, stock dividend, stock distribution or combination with respect to the Convertible Preferred Stock (the "Liquidation Preference"), and (ii) the amount of all declared but unpaid dividends on the Convertible Preferred Stock. If, upon any such liquidation, dissolution or winding up of HSA, the remaining assets of HSA available for distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of any other senior stock are insufficient to pay the holders of the Convertible Preferred Stock the full amount to which they are entitled, the holders of the Convertible Preferred Stock, and any class or series of stock ranking on a liquidation parity with the Convertible Preferred

Stock, will share ratably in any distribution of the remaining assets and funds of HSA in proportion to the respective amounts which would otherwise be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to these shares were paid in full. Except as described in this paragraph, holders of the Convertible Preferred Stock shall not be entitled to any distribution in the event of a liquidation, dissolution or winding up of HSA.

         The merger or consolidation of HSA with or into any other company or entity, or the sale or conveyance of all or substantially all of the assets of HSA, will not be deemed to be a liquidation, dissolution or winding up of HSA for purposes of the Liquidation Preference.

         Conversion. Shares of the Convertible Preferred Stock are convertible at any time, at the option of the holder, into the number of fully paid, non-assessable shares of common stock that is obtained by dividing (i) the sum of (A) the aggregate Liquidation Preference of all shares of the Convertible Preferred Stock to be converted plus (B) any accrued or declared but unpaid dividends on such shares, by (ii) the Conversion Price (as defined below). The initial conversion price is $5.01875, and is subject to adjustment as set forth below (the "Conversion Price"). Shares of the Convertible Preferred Stock are convertible into a whole number of shares of common stock. A holder surrendering shares of Convertible Preferred Stock will be entitled to receive cash at the current market value in lieu of any fractional interest upon conversion.

         Automatic Conversion. If a holder of shares of the Convertible Preferred Stock transfers some or all of its shares other than to an affiliate of the holder, each transferred share of the Convertible Preferred Stock will automatically convert into the number of shares of common stock into which the share is then convertible pursuant to the formula outlined above. This automatic conversion does not apply when a holder of Convertible Preferred Stock pledges the Convertible Preferred Stock to secure a mortgage or loan until the lender forecloses on the pledged shares.

         Adjustments to Conversion Price. The conversion price and the number of shares of common stock issuable upon conversion of the Convertible Preferred Stock are subject to adjustment from time to time upon the issuance of additional shares of common stock where the consideration per share for the additional common stock issued or deemed to be issued by HSA is less than the Conversion Price for the shares of Convertible Preferred Stock immediately prior to the issuance, with certain exceptions.

         An issuance of additional shares of common stock includes not only the issuance of common stock, but also the issuance of options or other securities convertible into common stock; provided, in either event, that the consideration for the additional common stock is less than the Conversion Price then in effect.

         If there is an issuance of additional shares of common stock for consideration below the Conversion Price, the Conversion Price for all shares of the Convertible Preferred Stock will be adjusted to a price determined by the following formula:

         o Conversion Price multiplied by the quotient obtained by dividing (A) the sum of the number of shares of common stock outstanding (determined on a fully diluted basis) immediately prior to such issue plus the number of shares of common stock that could be purchased at the Conversion Price with the consideration received from the issuance of the additional common stock by (B) the number of shares of common stock outstanding (determined on a fully diluted basis) immediately prior to such issue plus the number of such additional shares of common stock so issued.

         If HSA issues additional shares of common stock by dividend or distribution or subdivides or reclassifies the outstanding shares of common stock into a greater number of shares or combines or reclassifies the outstanding common stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of a subdivision, combination or reclassification will be proportionately adjusted so that the holder of any shares of Convertible Preferred Stock surrendered for conversion after that date will be entitled to receive the number of shares of common stock which the holder would have owned or been entitled to receive if the holder's shares of Convertible Preferred Stock had been converted immediately prior to that date. Successive adjustments in the Conversion Price will be made whenever any event specified above occurs.

         If HSA fixes a record date for a distribution to all holders of shares of its common stock of (i) shares of any class or series other than its common stock, (ii) evidence of HSA indebtedness or indebtedness of any HSA subsidiary,
(iii) assets, or (iv) rights or warrants, in each such case, all holders of shares of the Convertible Preferred Stock will receive a distribution of (i) shares of any class or series other than common stock, (ii) evidence of HSA indebtedness or the indebtedness of any HSA subsidiary, (iii) assets, or (iv) rights or warrants, as applicable, equal in amount to the distribution which they would have received had such holders converted their shares of Convertible Preferred Stock into common stock immediately prior to the distribution.

         Merger, Consolidation, Sale of Assets. If HSA consolidates with, or merges with or into, any other company or entity or engages in any reorganization, recapitalization, sale of all or substantially all of HSA's assets to any entity or any other transaction which is effected in a manner so that the holders of common stock will receive stock, securities or assets with respect to or in exchange for common stock (an "Event"), then each share of the Convertible Preferred Stock shall after the date of such Event be convertible into the number of shares of stock or other securities or property (including cash) to which the common stock issuable (at the time of the Event) upon conversion of the share of the Convertible Preferred Stock would have been entitled upon the occurrence of an Event. In these cases, HSA is required to ensure that the conversion provisions thereafter are applicable to the Convertible Preferred Stock and to the shares of stock, securities or assets received by each holder upon the occurrence of the Event. HSA may not effect any Event unless, before doing so, the successor company (if other than HSA) resulting from a consolidation, merger or purchase of HSA's assets, as the case may be, assumes by written instrument, the obligation to deliver to each holder of the Convertible Preferred Stock, shares of stock, securities or assets as, in accordance with the foregoing provisions, the holder may be entitled to acquire.

         Voting Rights. Each holder of the Convertible Preferred Stock will have the right to one vote for each share of common stock into which the holder's shares of Convertible Preferred Stock could then be converted. With respect to voting, each holder of the Convertible Preferred Stock will have full voting rights and powers equal to the voting rights and powers of the holders of common stock, except as otherwise provided below, or as required by law, and will be entitled to receive notice of any stockholders' meeting in accordance with the Bylaws of HSA, and will be entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock have the right to vote.

         Furthermore, unless the vote or consent of a greater number of shares is required by law, the consent of holders of at least two-thirds (2/3) of the outstanding shares of the Convertible Preferred Stock, voting separately as a single class, is necessary to:

         o amend, modify or repeal any provision of HSA's Certificate of Incorporation (including any provision of the certificate of designation of the Convertible Preferred Stock) or Bylaws in any manner (including by merger, consolidation, operation of law or otherwise) which would adversely affect the powers, preferences or special rights of the Convertible Preferred Stock (the authorization or creation of any shares of any class or series of junior stock of HSA or the reclassification of any authorized stock of HSA into any junior stock, or the creation or authorization of any obligation or security convertible into or evidencing the right to purchase shares of any junior stock will be deemed not to adversely affect the powers, preferences or special rights of the Convertible Preferred Stock; and a merger, consolidation or other transaction pursuant to which the Convertible Preferred Stock is converted into cash, stock or other property will be deemed to adversely affect the powers, preferences and special rights of the Convertible Preferred Stock);

         o authorize or create any shares of any class or series of senior stock or parity stock of HSA or reclassify any authorized stock of HSA into senior stock or parity stock, or create or authorize any obligation or security convertible into or evidencing the right to purchase shares of any such senior stock or parity stock;

         o approve, or adopt a plan for a liquidation, winding up or dissolution of HSA;

         o to commence a voluntary case or proceeding under applicable bankruptcy laws or any other insolvency, receivership, reorganization, moratorium or similar laws providing relief to debtors;

         o to effect any redemption or repurchase or other acquisition by HSA or a subsidiary of HSA of any junior stock or parity stock or any securities convertible into junior stock or parity stock, other than the repurchase of shares in connection with the termination of employees, consultants, directors or advisors of HSA pursuant to rights under written agreements; and

         o declare or pay a dividend on the common stock (other than dividends payable upon the common stock solely in additional shares of common stock, provided that an appropriate adjustment to the Conversion Price of the Convertible Preferred Stock is made pursuant to the adjustment provisions outlined above) or any other stock of HSA, whether junior stock, parity stock or senior stock.

         So long as Vulcan and Charter Ventures, together with their affiliates, hold of record or beneficially own at least 50% of the Convertible Preferred Stock and 15% of HSA's common stock (assuming conversion of the Convertible Preferred Stock held of record or beneficially owned by Vulcan and Charter Ventures and their affiliates) (the "Agreed Percentage"), unless the vote or consent of a greater number of shares shall then be required by law, the consent of holders of at least two-thirds (2/3) of the outstanding shares of the Convertible Preferred Stock, voting separately as a single class, shall be necessary to authorize or effect each of the following:

         o any proposed sale, lease, transfer or other disposition of assets (including, without limitation, by merger) having a fair market value of at least 30% of the fair market value of the assets of HSA and its subsidiaries on a consolidated basis;

         o a merger, consolidation, business combination or other similar transaction where the stockholders of HSA immediately prior to such transaction hold less than 66 2/3% of the voting securities of the surviving entity immediately after such merger, consolidation, business combination or other similar transaction;

         o any proposed acquisition by HSA or any subsidiary thereof of another entity or business whether by means of a purchase of equity interests or the purchase of all or substantially all of the assets of such entity or business or by merger, consolidation, reorganization, issuance or exchange of securities or otherwise where the consideration involved (including, without limitation, non-cash consideration) has a value of at least $50,000,000; and

         o any proposed issuance of any debt or equity securities of HSA in excess of $25,000,000.

         So long as Vulcan and Charter Ventures, together with their affiliates, hold of record or beneficially own the Agreed Percentage, the holders of the Convertible Preferred Stock, voting separately as a single class, shall be entitled to:

         o elect that number of directors to serve on the Board of Directors at any annual or special meeting of stockholders to serve until the next annual meeting, equal to the product of the total number of directors on the Board of Directors multiplied by the percentage of common stock held of record or beneficially owned by Vulcan, Charter Ventures and their affiliates (assuming conversion into common stock, at the effective conversion price, of all shares of the Convertible Preferred Stock held of record or beneficially owned by Vulcan, Charter Ventures and their affiliates) rounded down to the nearest whole number; and

         o have that number of directors serve on HSA's Executive Committee, Nominating Committee or any other committee of the Board of Directors that is similar to any of the foregoing equal to the product of the total number of directors on such committee multiplied by the percentage of common stock held of record or beneficially owned by Vulcan, Charter Ventures and their affiliates (assuming conversion into common stock, at the effective conversion price, of all shares of the Convertible Preferred Stock held of record or beneficially owned by Vulcan, Charter Ventures and their affiliates) rounded down to the nearest whole number, provided, however, that a majority of holders of the Convertible Preferred Stock may waive this provision.

         If at any time a vote of the holders of the Convertible Preferred Stock is necessary pursuant to this section, a proper officer of HSA may, and upon the written request of the holders of record of at least twenty-five percent (25%) of the outstanding shares of Convertible Preferred Stock addressed to the Secretary of HSA will, call a special meeting of the holders of the Convertible Preferred Stock, for the purpose of electing the directors which such holders are entitled to elect; and if the meeting is not called by a proper officer of HSA within twenty (20) days after personal service of the written request upon HSA's Secretary, or personal service of the written request upon HSA's Secretary at its principal executive offices, the holders of at least twenty-five percent (25%) of the outstanding shares of Convertible Preferred Stock may designate in writing one of their number to call a meeting at the expense of HSA, and the meeting may be called by the persons so designated upon the notice required for HSA's annual meeting of stockholders. Any holder of the Convertible Preferred Stock so designated will have, and HSA will provide access to the lists of stockholders to be called pursuant to these provisions.

         Additional Covenants. In connection with the issuance of the Convertible Preferred Stock, HSA has agreed to the following covenants:

         o Additional Issuances of Securities; Right of First Refusal. At any time after the sale of the Convertible Preferred Stock, so long as Vulcan, Charter Ventures and their affiliates hold of record or beneficially own the Agreed Percentage, in the event that HSA issues any capital stock, including securities of any type that are, or may become convertible into or exercisable or exchangeable for capital stock of HSA ("Additional Securities"), Vulcan and Charter Ventures will have the right to purchase all or any portion of such Additional Securities ("Right of First Refusal"), except as provided below.

         o The Right of First Refusal will not apply to Additional Securities issued to employees, officers or directors of, or consultants or advisors to HSA or any subsidiary, pursuant to any stock purchase plan, HSA's or other equity plans or arrangements approved by the Board; pursuant to any options, warrants, conversion rights or other rights or agreements outstanding as of the date of the issuance of the Convertible Preferred Stock or pursuant to the conversion of the shares of the Convertible Preferred Stock; in connection with any stock split, stock dividend or recapitalization by HSA; in an underwritten public offering of Additional Securities; Additional Securities offered to HSA's joint venture partners in exchange for interests in the relevant joint venture, provided, however, that Vulcan and Charter Ventures will have the right to subscribe for and to purchase up to that number of Additional Securities such that Vulcan or Charter Ventures, as the case may be, holds the same percentage of HSA's outstanding capital stock immediately prior to and immediately following such issuance; and Additional Securities offered in connection with an acquisition of a business or assets or a strategic alliance, provided, however, that Vulcan and Charter Ventures will have the right to subscribe for and to purchase up to that number of Additional Securities such that Vulcan or Charter Ventures, as the case may be, holds the same percentage of HSA's outstanding capital stock immediately prior to and immediately following such issuance.

         o So long as Vulcan and Charter Ventures, together with their affiliates, hold of record or beneficially own the Agreed Percentage, HSA will offer and make available to them licensing and business arrangements relating to HSA's technologies, products and services, or any combination thereof, on terms and conditions at least as favorable as those agreed to with any third party for similar technologies, products and services at substantially the same level of purchase or other financial commitment. In connection with this agreement, HSA will provide to Vulcan, Charter Ventures or their affiliates information regarding the terms and conditions on which HSA's technologies, products and services are being offered or have been made available to any third party. Vulcan and Charter Ventures have the right, no more than twice each calendar year, to request any certified public accountant, during normal business hours, to examine, audit and reproduce all of HSA's books and records regarding this agreement. These materials will be provided to the designated certified public accountant under a non-disclosure agreement for the sole purpose of verifying that HSA has complied with its obligations under this agreement. The costs and expenses of the certified public accountant will be paid by the holder of Convertible Preferred Stock requesting such audit. If it is discovered that HSA has failed to comply with this agreement, the costs and expenses of such examination, audit and reproduction will be borne by HSA.

         o HSA will set the number of the members of the Board of Directors at eight (8). So long as Vulcan, Charter Ventures and their affiliates hold of record or beneficially own the Agreed Percentage, HSA will not increase the size of the Board to greater than eight (8) members without the written consent of the purchasers. Upon the written request of Vulcan, HSA will increase the size of the Board of Directors to nine (9) members.

         o So long as Vulcan and Charter Ventures, together with their affiliates, hold of record or beneficially own the Agreed Percentage, unless the vote or consent of a greater number of shares shall then be required by law, the consent of holders of at least two-thirds (2/3) of the outstanding shares of the Convertible Preferred Stock, voting separately as a single class, shall be necessary to authorize or effect HSA's annual and quarterly budgets. For purposes of approving HSA's annual and quarterly budgets, as applicable, approval of at least two-thirds (2/3) of the outstanding shares of the Convertible Preferred Stock will be deemed to have been obtained if HSA does not receive notices of disapproval from the holders of one-third (1/3) or more of the outstanding shares of the Convertible Preferred Stock within ten business days after the delivery of such annual or quarterly budgets, as applicable, to such holders.

         Registration Rights Agreement. In connection with the sale of the Convertible Preferred Stock, which stock is not registered under the Securities Act of 1933, as amended (the "Securities Act"), we are entering into a registration rights agreement (the "Registration Rights Agreement") with Vulcan and Charter Ventures which will provide Vulcan, Charter Ventures and their affiliates with demand and piggyback registration rights for common stock owned of record or beneficially by Vulcan, Charter Ventures or their affiliates (including common stock issuable upon conversion of the Convertible Preferred Stock) and any shares received with respect to or in replacement of such shares by reason of splits, dividends, recapitalizations or other changes in HSA's capital structure ("Registrable Securities"). Pursuant to the terms of the Registration Rights Agreement, the holders of a majority of Registrable Securities held by Vulcan, Charter Ventures or their affiliates are entitled to demand that we register their Registrable Securities under the Securities Act. We are not required to effect more than four (4) registrations pursuant to these demand registration rights. In addition, Vulcan, Charter Ventures or their affiliates are entitled to demand that we register their Registrable

Securities under the Securities Act on Form S-3 or any successor short form registration statement, provided that the anticipated aggregate offering price of the securities to be registered exceeds $2,500,000. Vulcan, Charter Ventures or their affiliates are also entitled to require us to include their Registrable Securities in future registration statements that we may file. These registration rights are subject to various conditions and limitations, including the right of the underwriters of an offering to limit the number of Registrable Securities that may be included in the offering. In addition, these registration rights may not be exercised until 180 days after the date on which this transaction is completed. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions.

         Representations and Warranties. Under the Purchase Agreement, HSA made certain representations and warranties. HSA represented and warranted to Vulcan and Charter Ventures concerning, among other things, corporate existence, corporate power and authority concerning the Purchase Agreement and Registration Rights Agreement, authorized capital stock, government approvals, enforceability, accuracy of SEC filings and financial statements thereto and litigation matters. In addition, HSA warranted that the shares of the Convertible Preferred Stock and common stock, when issued upon conversion, will be validly issued, fully paid and nonassessable.

         Conditions to Closing. The obligations of HSA, Vulcan and Charter Ventures under the Purchase Agreement are conditioned on, among other things, the execution and delivery of the Registration Rights Agreement, the truth and correctness of the representations and warranties made by HSA, Vulcan and Charter Ventures, the performance by HSA, Vulcan and Charter Ventures, in all material respects, of all covenants and obligations set forth in the Purchase Agreement, the receipt of all material consents permits and waivers, no material adverse change in the business, properties, results of operation or financial condition of HSA and its subsidiaries taken as a whole and approval by HSA's stockholders.

         Termination. The obligations of HSA, Vulcan and Charter Ventures under the Purchase Agreement may be terminated at any time prior to the closing of the transaction (i) by mutual agreement of each of HSA, Vulcan and Charter Ventures;
(ii) by either HSA, Vulcan or Charter Ventures if (A) the Purchase Agreement is not consummated by December 31, 2000, unless extended by mutual agreement or unless the failure to consummate the Purchase Agreement is attributable to a failure on the part of the party seeking to terminate the Purchase Agreement to perform any obligation required to be performed by such party at or prior to the closing, (B) the required vote of HSA's stockholders is not obtained at the Special Meeting, (C) any governmental body shall have issued an injunction, order or decree (a "Restraint"), or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transaction and such Restraint or other action shall become final and non-appealable, provided the party seeking to terminate the Purchase Agreement shall have used its best efforts to prevent entry of and to remove such Restraint; (iii) by either Vulcan or Charter Ventures if HSA shall have breached or failed to perform in any material respect any of its representations or warranties, or covenants or other agreements contained in the

Purchase Agreement, which breach or failure to perform could not be or has not been cured within ten days after the giving of written notice to HSA of such breach and which, as a result of such breach, considered either individually or in the aggregate, any condition to Vulcan's or Charter Ventures' obligations to consummate the closing of the transaction would not at that time be satisfied (provided that Vulcan or Charter Ventures, as the case may be, are not in material breach of any representation, warranty, covenant or other agreement contained in the Purchase Agreement); and (iv) by HSA if Vulcan and Charter Ventures shall have breached or failed to perform in any material respect any of their representations or warranties, or covenants or other agreements contained in the Purchase Agreement, which breach or failure to perform could not or has not been cured within ten days after the giving of written notice to each of Vulcan and Charter Ventures of such breach and which, as a result of such breach, considered either individually or in the aggregate, any condition to HSA's obligations to consummate the closing of the transaction would not at that time be satisfied (provided that HSA is not then in material breach of any representation, warranty, covenant or other agreement contained in the Purchase Agreement). In the event of termination of the Purchase Agreement pursuant to the above clauses (i) through (iv), the Purchase Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers and stockholders, except as set forth below under "Fees and Expenses." Notwithstanding the foregoing, no party shall be relieved of liability for fraud in connection with the Purchase Agreement, and in the event of a termination of the Purchase Agreement by either Vulcan or Charter Ventures (the "Terminating Purchaser"), the other purchaser may elect by written notice to HSA to purchase the shares of Convertible Preferred Stock to be purchased by the Terminating Purchaser under the Purchase Agreement (subject to the same terms and conditions) and in such event the Purchase Agreement shall become void and have no effect only as to the Terminating Purchaser, except as set forth below under "Fees and Expenses."

         Fees and Expenses. All costs and expenses incurred in connection with the Purchase Agreement and the consummation of the transactions contemplated thereby shall be paid by the party incurring such expenses; provided, however, that HSA shall, within three business days after receipt of an invoice from Vulcan or Charter Ventures, reimburse Vulcan and Charter Ventures for their documented out-of-pocket fees and expenses incurred in connection with the transactions contemplated by the Purchase Agreement.

         Interest of Certain Persons in Proposal No. 1

         Paul G. Allen, who controls Vulcan and Charter, currently beneficially owns approximately 36.7% of HSA's common stock. If the transaction is completed, Mr. Allen will beneficially own approximately 49.6% of HSA's common stock. See "Security Ownership of Certain Beneficial Owners and Management." Three of HSA's directors, Jerald L. Kent of Charter, Stephen E. Silva of Charter, and William
D. Savoy of Vulcan are executives of either Vulcan or Charter. Upon completion of the transaction, Vulcan and Charter Ventures will have the right to appoint three (3) directors to HSA's Board of Directors. See "Description of Convertible Preferred Stock - Voting."

         Charter is our largest cable partner. We have entered into several agreements with Charter, including two network services agreements. The first network services agreement was entered into in November 1998 and the second in May 2000.

         Pursuant to the terms of the May 2000 agreement, Charter committed to provide HSA exclusive rights to provide network services related to the delivery of Internet access to homes passed in certain cable systems. We will provide partial turnkey services or "Network Services," including system monitoring and security as well as call center support. Charter will receive the warrants described in the following paragraph as an incentive to provide us additional homes passed, although it is not obligated to do so. Charter can terminate these exclusivity rights, on a system-by-system basis, if we fail to meet performance specifications or otherwise breach the agreement. The agreement has an initial term of five years and may be renewed at Charter's option for additional successive five-year terms.

         In connection with the May 2000 network services agreement, HSA and Charter entered into an amended and restated warrant under which Charter may purchase up to 12,000,000 shares of our common stock at an exercise price of $3.23 per share and which terminated two warrants that had been issued to Charter in November 1998. The new warrant becomes exercisable at the rate of
1.55 shares for each home passed committed to us by Charter under the network services agreement entered into by Charter and us in November 1998. The warrant also becomes exercisable at the rate of .775 shares for each home passed committed to us by Charter under the network services agreement entered into in May 2000 for up to 5,000,000 homes passed, and at a rate of 1.55 shares for each home passed in excess of 5,000,000. Charter also has the opportunity to earn additional warrants to purchase shares of our common stock upon any renewal of the May 2000 agreement. Such a renewal warrant will have an exercise price of $10 per share and will be exercisable to purchase one-half of a share for each home passed in the systems for which the May 2000 agreement is renewed. With respect to each home passed launched or intended to be launched on or before the second anniversary date of the May 2000 network services agreement, we will pay Charter, at Charter's option, a launch fee of $3.00 per home passed committed. As of June 30, 2000, Charter had requested payment of approximately $2.7 million in launch fees related to systems to be deployed in the near future. Our significant commercial relationship with Charter means that Charter's interests are not necessarily aligned with those of our other stockholders.

         We have a programming content agreement with Vulcan. Pursuant to this programming content agreement, Vulcan has the right to require us to carry, on an exclusive basis in all cable systems we serve, content it designates. Vulcan content may include start-up and related web pages, electronic programming guides, other multimedia information and telephony services. We will not share in any revenues Vulcan may earn through the content or telephony services it provides. We must provide all equipment necessary for the delivery of Vulcan content, although Vulcan will reimburse us for any costs we incur in excess of $3,000 per cable head end. Vulcan cannot charge us for any Vulcan content through November 2008. After November 2008, we will be obligated to pay Vulcan for this content at the lowest fee charged to any Internet service provider who subscribes to Vulcan content. Vulcan has the right to prohibit us from providing content or telephony services that compete with Vulcan content in Vulcan's discretion and can require us to remove competing content. Many industry analysts believe that Internet access will become increasingly reliant upon revenues from content due to competitive pressures to provide low cost or even free Internet access. If Vulcan were to require us to remove our content or substitute its telephony services for any we might provide, we could lose a source of additional revenues and might not recover all related costs of providing our content or telephony services. Vulcan's ability to prohibit us from providing content and telephony services means that Vulcan's interests are not necessarily aligned with those of our other stockholders.

         For a further discussion of our agreements with Vulcan and Charter, please refer to the periodic reports we file with the Securities and Exchange Commission.

         Fairness/Commercially Reasonable Opinion

         Lehman Brothers has been engaged to deliver its opinion to HSA with respect to this transaction. On October 19, 2000, Lehman Brothers delivered to HSA's Board of Directors its opinion as of the date thereof with respect to (i) the commercial reasonableness of the financial terms of the Convertible Preferred Stock and (ii) the fairness, from a financial point of view, to HSA of the consideration to be received by HSA in this transaction.

         THE FULL TEXT OF LEHMAN BROTHERS' WRITTEN OPINION DATED OCTOBER 19, 2000 IS ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT (THE "LEHMAN OPINION") AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS MAY READ THE LEHMAN OPINION FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE SUMMARY OF THE LEHMAN OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LEHMAN OPINION.

         Lehman Brothers' advisory services and opinion were provided for the information and assistance of HSA's Board of Directors in connection with its consideration of this transaction. The Lehman Opinion does not constitute a recommendation to any HSA stockholder as to how such stockholder should vote with respect to this transaction. Lehman Brothers was not requested to opine as to, and the Lehman Opinion does not address, HSA's underlying business decision to proceed with or effect this transaction or any of the commercial arrangements between HSA and Vulcan or Charter.

         In arriving at its opinion, Lehman Brothers reviewed and analyzed:

         o the Purchase Agreement, the certificate of designation relating to the Convertible Preferred Stock, the Registration Rights Agreement, and the specific terms of the Convertible Preferred Stock and this transaction;

         o such publicly available information concerning HSA that Lehman Brothers believed to be relevant to its analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

         o financial and operating information with respect to the business, operations and prospects of HSA furnished to Lehman Brothers by it;

         o a trading history of HSA's common stock from its initial public offering on June 4, 1999 to the present and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

         o a comparison of the historical financial results and present financial condition of HSA with those of other companies that Lehman Brothers deemed relevant;

         o a comparison of the financial terms of the Convertible Preferred Stock with the financial terms of certain other recently issued private convertible preferred securities that Lehman Brothers deemed relevant;

         o a comparison of the financial terms of this transaction with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant; and

         o alternatives available to HSA on a stand-alone basis to fund its future capital and operating requirements.

         In addition, Lehman Brothers had discussions with the management of HSA concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

         For its opinion, Lehman Brothers relied upon and assumed the accuracy and completeness of all of the financial and other information that was available or provided to it without assuming any responsibility for independent verification of such information. Lehman Brothers has further relied upon the assurances of management of HSA that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of HSA, upon the advice of HSA, Lehman Brothers has assumed that the projections have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of HSA as to its future financial performance and that HSA will perform substantially in accordance with such projections. Lehman Brothers does not assume any responsibility for making an independent evaluation of HSA's assets or liabilities or any independent verification of any of the information reviewed by it. The Lehman Opinion is based upon economic, market, financial and other conditions and information on the date of the Lehman Opinion. Lehman Brothers does not have any obligation to update, revise or reaffirm its opinion.

         The preparation of a fairness opinion or a commercially reasonable opinion involves determinations about the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and therefore, such opinions are not readily susceptible to summary description. Lehman Brothers did not form a conclusion as to whether any individual analysis supported or failed to support its opinion, but rather made qualitative judgements as to the significance and relevance of each analysis and factor. Accordingly, even though the separate analyses are summarized below, Lehman Brothers believes that its analyses must be considered as a whole. Lehman Brothers believes that selected portions of its analyses, without considering all analyses, could create an incomplete or misleading view of the evaluation process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of HSA. Any estimates in these analyses do not indicate actual values or future results. These may be significantly more or less favorable than suggested by the analyses.

         The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to HSA's Board of Directors as to the commercial reasonableness of the financial terms of the Convertible Preferred Stock.

         Share Price Performance. Lehman Brothers analyzed the share price performance of HSA from June 4, 1999, the first trading day following its initial public offering, to October 19, 2000. During this period, the closing prices on the Nasdaq National Market ranging from a high of $47.69 to a low of $2.00. The average price for the thirty days preceding October 19, 2000 was $3.75 and the share price on October 19, 2000 was $2.03.

         Financing Alternatives Analysis. Lehman Brothers analyzed the potential ability for HSA to raise alternative types of financing at this time other than the consummation of the sale of the Convertible Preferred Stock, including bank debt, high yield debt, convertible equity, common equity and other potential sources. Lehman Brothers analyzed the significant market and company-specific requirements for consummating such transactions. Lehman Brothers determined that the opportunity to raise any of the alternative types of financing at this time other than the Convertible Preferred Stock would have been on terms less favorable to HSA than the terms of the Convertible Preferred Stock if these alternatives were available at all.

         Selected Comparable Transactions Analysis. Lehman Brothers analyzed and compared financial terms for the Convertible Preferred Stock to corresponding terms for certain other private equity transactions for public entities. Lehman Brothers calculated and compared various financial and non-financial characteristics of the comparable transactions to the characteristics of the Convertible Preferred Stock and determined that, on the average, the transaction characteristics of those other transactions were comparable to this transaction.

         The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to HSA's Board of Directors as to the fairness, from a financial point of view, to HSA of the consideration to be received by HSA in this transaction. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole.

         Comparable Public Company Analysis. Lehman Brothers analyzed and compared financial information for HSA to corresponding information for nineteen other publicly traded companies operating in four comparable sectors, specifically the Business ISP sector, the DSL Providers sector, the Inbuilding Access sector, and the OSP/Cable sector. Lehman Brothers calculated the ratio of firm value to revenue estimates for the calendar year 2001 as provided by third party research reports or estimates by third party research analysts. Firm value means the market value of common equity, plus the book value of debt, less cash and other assets. Lehman Brothers then analyzed those ratios for the selected companies to determine a range of ratios for HSA in order to imply a share price range. The following table presents the mean and median revenue multiples for the comparable sectors and the ratios implied for HSA.

                                                       Firm Value as a Multiple of
                                                              2001E Revenues
                                                    ---------------------------------
        Low....................................                      0.3x
        High...................................                     12.4x
        Mean...................................                      4.1x
        Median.................................                      2.6x




        FV/2001E Revenue.......................       2.0x     3.0x            4.0x
        Implied HSA Price per Share............     $3.75    $4.43           $5.11

         Because of the inherent differences between the businesses, operations, financial conditions and prospects of HSA and the businesses, operations, financial conditions and prospects of the comparable companies included in the comparable company group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of HSA and the companies in their respective comparable company groups that would affect the public trading values of HSA and the comparable companies.

         Comparable Transaction Analysis. The comparable transaction analysis provides a market benchmark based on the consideration paid in transactions involving comparable companies. Lehman Brothers reviewed publicly available information in order to determine the purchase prices and multiples paid in certain transactions that were publicly announced since January 1999 in the telecommunications industry involving target companies which were similar to HSA in terms of business objectives and operating characteristics. Lehman Brothers then determined a range of multiples for HSA in order to imply a share price rage. The following table presents the foreward year revenue multiples for the selected transactions and the multiples implied for HSA.



                                                                         Firm Value as a Multiple of
                                                                            Forward Year Revenues
                                                                    ---------------------------------------
        Low...................................................                         3.9x
        High..................................................                         5.1x
        Mean..................................................                         4.5x
        Median................................................                         4.5x





        FV/Forward Revenue....................................        4.0x     4.5x              5.0x
        Implied HSA Price per Share...........................       $5.11    $5.45             $5.79


Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of HSA and the businesses, operations, and financial conditions of the companies included in the comparable transactions group, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of this transaction. Lehman Brothers believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and this transaction which would affect the acquisition values of the acquired companies and the value of HSA.

         Ten-Day Trading History. Lehman Brothers analyzed the ten-day trading history for the period ended two days prior to the announcement of the parties intention to enter into this transaction, which occurred on August 8, 2000. During this period, the closing prices on the Nasdaq National Market ranged from a high of $5.69 to a low of $4.63. The average price for this period was $5.02.

         Lehman Brothers also analyzed the ten-day trading history for the period ended two days prior to the signing of this transaction. During this period, the closing prices on the Nasdaq National Market ranged from a high of $3.63 to a low of $2.38. Lehman Brothers also noted that the share price for HSA on the date of the signing of this transaction was $2.03.

         Research Analyst Estimates. Lehman Brothers compiled and analyzed current third party research analyst estimates for HSA's future share price from various investment banks published reports. Specifically, Lehman Brothers analyzed the reports from CIBC World Markets dated August 10, 2000, JP Morgan dated August 10, 2000 and Bank of America dated August 10, 2000. After eliminating one report as an outlier, the research estimates ranged from $16.00 to $17.00 and were discounted to October 1, 2000 at an assumed weighted average cost of capital of 22.5%. The resulting implied share price for HSA ranges from $15.21 to $16.16. Lehman Brothers also notes that since the research was published, the Nasdaq has fallen 15.6%, the comparable universe has fallen 22.1% and HSA has fallen 65.8%.

         Discounted Cash Flow Analysis. The discounted cash flow analysis provides a net present valuation of management projections of the projected after-tax unlevered free cash flows (defined as operating cash flow available after working capital, capital spending, tax and other operating requirements) based upon HSA's financial projections. Assuming a free cash flow growth rate of 4.0% and 6.0%, a weighted average cost of capital of 22.5% and a private to public market discount of 30%, the analysis discounted to the date thereof indicates an implied per share valuation for HSA of $6.46 - $6.85.

         Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed an unlisted securities, private placements and for estate, corporate and other purposes. HSA's Board of Directors selected Lehman Brothers because of its expertise, reputation and familiarity with HSA and the telecommunications industry generally and because its investment banking professionals have substantial experience in transactions comparable to this transaction.

         As compensation for its services in connection with this transaction, HSA has agreed to pay Lehman Brothers a customary fee. In addition, HSA has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with this transaction and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by HSA and the rendering of the Lehman Opinion. Lehman Brothers has performed investment banking and other services for HSA and companies affiliated with Vulcan in the past and has been paid for these services. In the ordinary course of Lehman Brothers' business, Lehman Brothers may actively trade in the equity securities of HSA and Charter for its own account and for the accounts of Lehman Brothers' customers and, accordingly, may at the time hold a long or short position in such securities.

         Voting Agreements

         Vulcan and Charter Ventures have agreed, as part of the Purchase Agreement, to vote (or cause to be voted) all of the shares owned beneficially or of record by them in favor of Proposal No. 1.

         Additionally, the four members of our board of directors who are not affiliated with Vulcan or Charter, Irving W. Bailey, II, Michael E. Gellert, David A. Jones, Jr. and Robert S. Saunders, have each entered into voting agreements with Vulcan and Charter whereby they have agreed to vote their shares
(a) in favor of (i) the transaction, and (ii) any matter that could reasonably be expected to facilitate the transaction and any other transaction contemplated by the Purchase Agreement; and (b) against (i) any action that would be inconsistent with the covenants, representations, warranties, or other obligations contained in the Purchase Agreement; and (ii) any action or agreement that is intended to or would have the adverse effect of impeding, delaying, interfering with or postponing or discouraging the transaction or any other transaction contemplated by the Purchase Agreement.

         Currently, the shares of Messrs. Saunders, Gellert, Jones and Bailey combined with those of Vulcan equal approximately 41.2% of our outstanding common stock.

         Board Recommendation

         THE DISINTERESTED MEMBERS OF THE BOARD OF DIRECTORS HAVE UNANIMOUSLY APPROVED THE ISSUANCE OF THE CONVERTIBLE PREFERRED STOCK (PROPOSAL NO.1 ON THE PROXY CARD) AND RECOMMEND A VOTE FOR APPROVAL OF PROPOSAL NO.1.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the Special Meeting. If matters other than the foregoing should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxy as to the best interests of HSA.

                             STOCKHOLDERS' PROPOSALS

         Any stockholder proposals intended to be presented at HSA's 2001 Annual Meeting of Stockholders must be received in writing by HSA at its principal office no later than January 5, 2001. Any proposal submitted after that date will be considered untimely. It will not be included in our proxy statement and form of proxy relating to the 2001 Annual Meeting, and, if raised at the annual meeting, management proxies would be allowed to use their discretionary voting authority to vote on the proposal even though there is no discussion of the proposal in the proxy statement.

                             INDEPENDENT ACCOUNTANTS

         The Company has selected PricewaterhouseCoopers LLP, independent accountants of the Company for its most recently completed fiscal year ended December 31, 1999, as its independent accountants for the fiscal year ending December 31, 2000. Representatives of PricewaterhouseCoopers LLP are expected to attend the Special

Meeting and will have an opportunity to make a statement if they choose to and to respond to appropriate questions from stockholders.

                           INCORPORATION BY REFERENCE

         HSA's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, and its Current Report filed on Form 8-K on October 23, 2000 (including the exhibits thereto) are incorporated by reference in this Proxy Statement. All documents filed with the Commission pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting or any adjournment thereof shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as modified or superseded, to constitute part of this Proxy Statement.

         Upon request, HSA will provide without charge to each person to whom a copy of this Proxy Statement has been delivered a copy of any documents incorporated by reference herein (other than exhibits unless exhibits are specifically incorporated by reference into this Proxy Statement). Requests should be directed to John G. Hundley, Secretary, High Speed Access Corp., at 10901 West Toller Drive, Littleton, CO 80127.


                                            By Order of the Board of Directors


                                            __________________________________
                                            John G. Hundley
                                            Secretary

Dated:___________ , 2000

                             High Speed Access Corp.

    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HIGH SPEED ACCESS CORP.

                        Special Meeting: __________, 2000

                               STOCKHOLDER'S PROXY

         The undersigned hereby appoints John G. Hundley and Daniel J. O'Brien, and each or either of them, as true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned in all matters coming before the Special Meeting of Stockholders of High Speed Access Corp. to be held at HSA's principal executive offices, located 10901 West Toller Drive, Littleton, CO, 80127 on ________, 2000 at 10:00 a.m., Mountain Standard Time, and any adjournments thereof, and to vote all shares owned of record by the undersigned as designated below.

         UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL NO. 1 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

         THE DISINTERESTED MEMBERS OF THE BOARD OF DIRECTORS HAVE UNANIMOUSLY APPROVED THE ISSUANCE OF THE CONVERTIBLE PREFERRED STOCK (PROPOSAL NO. 1) AND RECOMMEND A VOTE FOR APPROVAL OF PROPOSAL NO. 1.


          (Continued and to be dated and signed on the reverse side.)

                             High Speed Access Corp.

                             10901 West Toller Drive

                               Littleton, CO 80127

         To approve the issuance to Vulcan Ventures Incorporated and Charter Communications Ventures, LLC, an affiliate of Charter Communications, Inc., of 75,000 shares of Series D Convertible Preferred Stock at a price of $1,000 per share, that is initially convertible into up to 14,943,960 shares of common stock (at an initial conversion price of $5.01875 per share).

              FOR  [ ]             AGAINST  [ ]            ABSTAIN  [ ]


                                   (Please sign exactly as name appears to the left, date and return. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)


                                   Please Date:

                                   ___________________________________________


                                   Sign Here:

                                   ___________________________________________


                                   ___________________________________________
                                   Signature (if held jointly)



                                   ___________________________________________
                                   Capacity (Title or Authority, i.e.,
                                   President, Partner, Executor, Trustee)

PLEASE SIGN AND DATE AND RETURN YOUR PROXY TODAY. VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.

                                   EXHIBIT A


[LEHMAN BROTHERS LOGO]          LEHMAN BROTHERS







                                October 19, 2000




Board of Directors
High Speed Access Corp.
10300 Ormsby Park Place
Louisville, KY 40223


Members of the Board:

        We understand that High Speed Access Corp. ("HSA" or the "Company") intends to enter into a Stock Purchase Agreement (the "Agreement") with certain of its principal shareholders (the "Participating Shareholders") pursuant to which the Participating Shareholders will purchase from the Company 75,000 shares of Series D Convertible Preferred Stock with a liquidation preference of $1,000 per share (the "Preferred Stock") for a purchase price of $75 million in cash (the "Proposed Transaction"). The Participating Shareholders include Vulcan Ventures, Inc. ("Vulcan") and Charter Communications Ventures, LLC ("Charter"), which together pro forma for the Proposed Transaction would own 51.6% of the common stock of the Company ("Common Stock") on a fully diluted basis assuming exercise of all outstanding options and warrants. The Preferred Stock is convertible into Common Stock at any time at the option of the holders at $5.01875 per share (the "Conversion Price"). At the Conversion Price, the Preferred Stock will be convertible into 14,943,960 shares of Common Stock, representing 16.3% of the Common Stock on a fully diluted basis assuming exercise of all outstanding options and warrants. The Preferred Stock will have no maturity date and the Company will have no redemption rights. There is no stated dividend on the Preferred Stock. Finally, the Conversion Price will be subject to adjustment on a weighted average basis in the event that the Company issues additional shares of its Common Stock at a purchase price less than the Conversion Price. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and the Certificate of Designation.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to (i) the commercial reasonableness of the financial terms of the Preferred Stock and (ii) the fairness, from a financial point of view, to the Company of the consideration to be received by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction or any of the commercial arrangements between HSA and the Participating Shareholders.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, the Certificate of Designation, the registration rights agreement and the specific terms of the Preferred Stock and the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company's common stock from its initial public offering on June 4, 1999 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Preferred Stock with the financial terms of certain other recently issued private convertible preferred securities that we deemed relevant, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, and (8) alternatives available to the Company on a stand-alone basis to fund its future capital and operating requirements. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In addition, in connection with the Proposed Transaction, we have not been authorized to contact, and we have not so contacted, any third parties with respect to their interest in making an investment in, or otherwise providing financing to, the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, (i) the financial terms of the Preferred Stock are commercially reasonable and (ii) from a financial point of view, the consideration to be received by the Company in the Proposed Transaction is fair to the Company.

        The Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past (including serving as lead manager for the Company's initial public offering) and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

                This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                           Very truly yours,



                                           /s/ Glenn H. Schiffman
                                           ______________________
                                           Glenn H. Schiffman
                                           Managing Director

                                           LEHMAN BROTHERS